State of Delaware
Secretary of State
Division of Corporations
Delivered 08:22 PM 11/07/2007
FILED 08:23 PM 11/07/2007
SRV 071202545 - 3695844 FILE

STATE OF DELAWARE CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of Inverted Paradigms Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof number “I” so that, as amended, said Article shall be and read as follows:

“The name of the corporation is Transfer Technology International Corp., a Delaware Corporation (the “Corporation”).

FURTHER RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof number “IV” so that, as amended, said Article shall be and read as follows:

     SECTION 1.  The Corporation shall be authorized to issue 250,000,000 shares of capital stock with a par value of $0.001 each.

     SECTION 2.  All of the shares of stock shall be of the same class, without preference of distinction.

     SECTION 3.  The capital stock of the Corporation, after the amount of capital has been paid in money, property or services, as the board of directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed and the articles of incorporation shall not be amended in this respect.

     SECTION 4.  Cumulative voting by any shareholder is denied.

     SECTION 5.  No shareholder shall, by reason of holding shares of any class of stock, have any preemptive or preferential right to purchase or subscribe for any shares of any class of stock now or hereafter authorized or any notes, debentures or bonds convertible into or carrying options or warrants to purchase shares of any class of stock now or hereafter authorized, whether or not the issuance of any shares, notes, debentures,  or bonds would adversely affect the dividend or voting rights of the shareholder.

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, a written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware on which written consent the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the general Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be singed the 7th day of November, 2007.

By:  /s/ Chris Trina
Authorized Officer
Title:  Chief Executive Officer
Name:  Chris Trina